UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2018

UMH Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-12690	22-1890929
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, NJ	07728
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 577-9997

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01	Entry into a Material Definitive Agreement.

On November 29, 2018, UMH Properties, Inc. (“UMH” or the “Company”) entered into a First Amendment to Amended and Restated Credit Agreement (the “Amendment”) to expand and extend its existing unsecured revolving credit facility (the “Facility”). The Facility is syndicated with two banks led by BMO Capital Markets Corp. (“BMO”), as sole lead arranger and sole book runner, with Bank of Montreal as administrative agent, and includes JPMorgan Chase Bank, N.A. (“J.P. Morgan”) as the sole syndication agent. The Amendment provides for an increase from $50 million in available borrowings to $75 million in available borrowings with a $50 million accordion feature, bringing the total potential availability up to $125 million, subject to certain conditions including obtaining commitments from additional lenders. The Amendment also extends the maturity date of the Facility from March 27, 2020 to November 29, 2022, with a one-year extension available at the Company’s option, subject to certain conditions including payment of an extension fee. Availability under the Facility is limited to 60% of the value of the unencumbered communities which the Company has placed in the Facility’s unencumbered asset pool (“Borrowing Base”). The Amendment increased the value of the Borrowing Base communities by reducing the capitalization rate applied to the Net Operating Income (“NOI”) generated by the communities in the Borrowing Base from 7.5% to 7.0%.

The Amendment also decreased the interest rates on borrowings. The Company may elect to have loans under the Facility bear interest depending on the percentage that the Company’s consolidated Total Indebtedness represents of the Total Asset Value (such terms and the other capitalized terms in the paragraph below in respect to financial covenants are defined in the amended and restated credit agreement evidencing the Facility (the “Credit Agreement”)), at (a) a Eurodollar rate based on LIBOR, plus an applicable margin of 1.50% to 2.20%, or (b) a base rate equal to BMO’s prime lending rate plus 0.50% to 1.20%. Based on the Company’s current leverage ratio, borrowings under the Facility will bear interest at LIBOR plus 1.60% or at BMO’s prime lending rate plus 0.60%.

In addition, the Company will pay a commitment fee on the average daily unadvanced portion of the total amount committed under the Facility at a rate of 0.25% per annum, if average daily borrowings under the Facility are greater than 50% of the commitment then in effect, or 0.35% per annum, if average daily borrowings under the Facility are less than 50% of the commitment then in effect, which fee will be payable quarterly based on outstanding borrowings during the applicable quarter.

The Credit Agreement contains representations and financial and other affirmative and negative covenants usual and customary for this type of agreement. During the term of the Facility, the Company must satisfy certain covenants including information reporting requirements, maintenance of REIT status, maximum leverage ratios, minimum Borrowing Base Value, minimum EBITDA to Fixed Charge ratios, maximum Other Recourse Debt and Floating Rate Debt to Total Asset Value ratios, and maintenance of minimum net worth.

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The Facility includes usual and customary events of default and remedies for facilities of this nature (with customary notice, grace and cure periods, as applicable), including, without limitation, nonpayment, breach of covenants, material inaccuracy of representations and warranties, cross-default to other major indebtedness, change of control and bankruptcy, and provides that if an event of default is continuing, payment of the principal amount of all borrowings and all other outstanding amounts payable under the Facility may be accelerated and/or the lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy-related events of default, all borrowings and all other outstanding amounts under the Facility will automatically become immediately due and payable and the lenders’ commitments will automatically terminate.

The description of the Facility is qualified by reference to the complete Credit Agreement, dated March 28, 2017, that is attached hereto as Exhibit 10.2, as amended by the First Amendment thereto dated November 29, 2018 as Exhibit 10.1, each of which is incorporated herein by reference. A copy of the press release announcing the above transaction is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure

On December 3, 2018, the Company issued a press release announcing that it renewed and expanded its existing unsecured revolving credit facility.

Item 9.01	Financial Statements and Exhibits

(d)	The following exhibits are filed as part of this report:

(10.1)	First Amendment to Amended and Restated Credit Agreement
(10.2)	Amended and Restated Credit Agreement (Annex I to exhibit 10.1)
(99.1)	Press Release dated December 3, 2018

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMH Properties, Inc.

Date: December 4, 2018	By:	/s/ Anna T. Chew
	Name:	Anna T. Chew
	Title:	Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

(10.1)	First Amendment to Amended and Restated Credit Agreement

(10.2)	Revolving Credit Agreement (Annex I to exhibit 10.1)

(99.1)	Press Release dated December 4, 2018

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